EXHIBIT 11

                             THE ITALIAN OVEN, Inc.
               Calculation of Pro Forma Net Loss Per Common Share
                                   (Unaudited)


                                                                                Quarter ended March 31,
                                                                       -----------------------------------
                                                                               1996                 1995
                                                                       --------------        -------------
Net Loss                                                               $    (142,809)        $   (217,122)
                                                                       --------------        -------------
Weighted average common shares outstanding during the period                4,327,991            1,581,614
Effect of shares issued upon conversion of preferred stock, after
  exercise of warrants, to common                                                 -               550,441
                                                                       --------------        ------------
Shares used in calculating pro forma earnings per share amounts             4,327,991            2,132,025
                                                                       ==============        =============
Pro forma net loss per common share                                    $       (0.03)        $      (0.10)
                                                                       ==============        =============